EXHIBIT 99.1

                          [NGC CORPORATION LETTERHEAD]

                                               MEDIA CONTACT:    Ed McIntosh
                                                                 713/767-5129
                                               ANALYST CONTACT:  Dean Ayers
                                                                 713/507-6852

                NGC TO ACQUIRE DESTEC ENERGY; WILL SELL DESTEC'S
                        INTERNATIONAL OPERATIONS TO AES

        HOUSTON (Feb. 18, 1997) -- NGC Corporation has signed a merger agreement to acquire Destec Energy, Inc., a leading independent power producer (IPP), in a deal valued at $1.27 billion in the aggregate, or $21.65 per share of Destec common stock. Simultaneous with this purchase, NGC will sell Destec's international facilities and operations to AES Corporation for $407 million, inclusive of cash and monetizable assets. The deal is expected to close by the end of the second quarter this year.

        More than 80 percent of Destec's shares are currently held by The Dow Chemical Company, the rest by the public. Dow has agreed to vote in favor of the proposed merger. The transaction is subject to regulatory and stockholder approvals.

        NGC intends to finance the transaction with interim financing provided by commercial banks from its existing bank-credit group and cash . The balance of the interim financing will be retired using a combination of the sale of non-strategic assets within six to 12 months, long term debt and common and/or preferred stock.

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NGC To Acquire Destec

        "Today's announcement launches NGC as a major player in the power generation business and complements our growing position as a nationwide power marketer," said Chuck Watson, NGC's chairman and chief executive officer. "The power generation industry has long recognized Destec as being an industry leader and we plan to build on that reputation. NGC will incorporate Destec's strategic assets to create an integrated growth platform that will expand our existing power businesses while creating new energy options and services within NGC's multi-commodity Energy Store."

        Destec currently operates, or has interests in, 20 power generation facilities in key energy markets across the United States as well as five international projects. The plants are low-cost producers well positioned for the highly competitive power markets of the future.

        "Destec's organization and assets will allow us to move quickly into the power-generation market," said Steve Bergstrom, president and chief operating officer of Natural Gas Clearinghouse and Electric Clearinghouse, Inc., NGC's power-marketing subsidiary. "There are numerous built in synergies with this merger that enhance NGC's position as a leader in the wholesale power generation and marketing business. With Destec's premier asset base we become a major power producer. Also, by combining these new power-producing resources with our existing fuel-management expertise, power-marketing skills and the other energy products and services offered in The Energy Store, NGC increases its presence in the energy marketplace."

        NGC plans to run Destec's operations as an ongoing business and will need the technical expertise and experience of Destec's organization to continue building NGC's power business.

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
NGC To Acquire Destec

        Chase Securities Inc., acted as financial advisor to NGC for this transaction.

        NGC Corporation (NYSE:NGL) is a leading gatherer, processor, transporter and marketer of energy products and services in North America and the United Kingdom. Through its "Energy Store," NGC offers a multi-commodity energy-product-and-services resource that provides natural gas, natural gas liquids, electricity and crude oil.

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